Stillwater Mining Reports Third Quarter 2008 Results

Company-Wide Review of Operations Undertaken in Response to Changing Economic Conditions

BILLINGS, MT -- 11/10/2008 -- STILLWATER MINING COMPANY (NYSE: SWC) today reported a third quarter 2008 net loss of $0.3 million, or less than $0.01 per diluted share, on revenues of $248.7 million. This compares to a third quarter 2007 loss of $11.1 million, or $0.12 per diluted share, on revenues of $163.1 million. The 2008 third-quarter included $6.4 million of unusual expense for write-downs of product inventories and long-term investments, driven mostly by the recent decline in realizable prices for platinum-group metals (PGMs), the Company's primary products, and in prices for equities.

Net income for the first nine months of 2008 was $20.1 million, or $0.22 per diluted share. This compares to the first nine months of 2007, when the Company reported a net loss of $14.6 million, or $0.16 per share. The stronger 2008 results were driven by significantly higher realized prices for PGMs and by growth in the volume of recycled material processed.

Stillwater Mining Company mines palladium and platinum from two underground mines located in south-central Montana. These mines together produced 120,000 ounces of palladium and platinum during the third quarter of 2008, a decline of 6.7% from the 128,600 ounces produced in the third quarter last year. Production at the Company's Stillwater Mine decreased slightly to 83,800 ounces, compared to 85,400 ounces in third quarter 2007, while East Boulder Mine production dropped to 36,200 ounces from 43,200 ounces in last year's third quarter. Stillwater Mine's reduced production reflected lower combined ore grades in the active mining areas, while the lower East Boulder Mine production was affected primarily by higher than planned attrition and a consequent shortage of skilled manpower. More than offsetting the lower production, however, average sales realizations on mined palladium and platinum ounces increased to $652 per ounce in this year's third quarter, up from $499 per ounce in the same period last year.

The Company also operates a smelting and refining complex in Columbus, Montana. In addition to processing the Company's mine concentrates, these facilities recycle catalyst materials received from third parties. The Company processed recycling material containing a total of 126,100 PGM ounces through the smelter and refinery during the third quarter 2008, up 27.9% from 98,600 ounces recycled during the same period last year. Recycling activities contributed about $17.4 million to the Company's operating margin (before corporate overhead and financing charges) during the third quarter of 2008, compared to about $6.2 million in the third quarter of 2007. The improved performance is primarily attributable to higher realized prices for PGMs.

Regarding the Company's performance, Francis R. McAllister, Stillwater Chairman and CEO, commented; "While we are a bit disappointed to report a small loss in this year's third quarter, clearly our broader attention at this point is on the deteriorating economic situation worldwide and its effect on our industry. Prices for our primary metals, palladium and platinum, are off more than 60% from their highs earlier this year and recently declined to levels last seen in 2005. Consequently, we are now in the process of reviewing all operations, recognizing that at current prices we must make some adjustments to conserve cash. We expect to complete this Company-wide review in the near future and will provide more specific details at that time.

"The price decline in PGMs coincides with the general sharp fall in all commodity prices. It has been driven in part by reduced automotive demand, particularly in the U.S. and Western Europe, as well as through the unwinding of commodity positions in order to generate liquidity and to cover short positions. Moreover, in the case of palladium, Swiss inventory statistics for September 2008 indicate the Russian government exported about one million ounces of palladium during the month, apparently ending a 21-month hiatus from such major sales. A shortage of active buyers in the metal markets to help absorb the selling pressure has created something of a vacuum that has pulled PGM and most other commodity prices down to the current unrealistic levels, which in many cases are below their indicated marginal cost of production.

"Prices below marginal production costs cannot be sustained over the long term. However, not knowing how long current market conditions will last, we have little choice at this time but to realign the Company's operations in response to the changed environment and structure operations in line with lower PGM prices. At recent prices the Company is realizing an average of just under $500 per mined PGM ounce which is below our cost of production -- thus the need to realign operations and conserve cash.

"The Company's liquidity position is good, with approximately $129 million of cash and short-term investments at the end of the third quarter. If current PGM prices persist, we would expect additional cash to be freed up from recycling working capital over the next few months as lower metals prices reduce the cash requirement in recycling inventory. The Company does not currently have a revolving credit facility or other backup liquidity arrangement in place. While we have discussed such a facility with various potential lenders, it is unlikely that we will be able to secure any significant financing line with acceptable terms in the present economic climate."

Commenting on the Company's earnings prospects, McAllister added, "In view of the Company's significant depreciation and amortization costs, the Company is not profitable, in terms of reported earnings, at current PGM price levels. A breakeven profit level would require annual cash generation from operations on the order of $80 million, which is not achievable under present market conditions. Consequently, the Company is targeting operational adjustments toward maintaining neutral or marginally positive free cash flow in this market environment, pending a recovery to more realistic price levels.

"Of course, the current economic environment presents a number of risks for the Company. While we believe we can develop a plan to align our operations with current metals prices, we can't promise that the Company will be fully successful in devising and implementing such a plan. And even if the plan is successfully implemented, metals prices could continue to erode, putting further pressure on cash flows. In the present climate, credit issues also create risks. Several of the Company's key suppliers and customers, including Ford and General Motors, are struggling with credit issues. If conditions worsen, the outstanding advances to our suppliers, the contractual floor prices in our automotive contracts and the collectability of our accounts receivable could be placed in jeopardy. We are monitoring these risks closely."

With regard to production guidance, Mr. McAllister continued: "Mine production in this year's third quarter was 120,000 ounces, down from 128,600 ounces produced in last year's third quarter. Our initial 2008 production guidance for the full year was in the range of 550,000 to 565,000 ounces, which would have been stronger than 2007 performance. However, in view of manpower shortages at both mines and ore grade issues at Stillwater Mine, in our second quarter reporting we reduced our production guidance for full-year 2008 to a range between 515,000 and 525,000 ounces. Given the adjustments we now are considering, total mine production will likely be still lower for 2008. Similarly, our second quarter updated guidance for full-year 2008 projected that total cash costs would fall in the range of $380 to $395 per ounce and capital expenditures of about $100 million. These amounts also are likely to change. We plan to provide updated production and cost guidance once our review of Company operations has been finalized.

"Regarding our long-term corporate strategic initiatives on mine transformation, marketing, diversification and exploration, at the moment we are singularly focused on the operational adjustments that must be made in response to this current market environment. Consequently, resources allocated to some of these strategic efforts are likely to be reduced as well.

"Overall," McAllister continued, "our current efforts are focused on stabilizing the Company's financial position in light of the sharp drop in PGM prices. While our review of how to do this is not yet complete, I am optimistic at this point that we will emerge with a workable plan."

Mr. McAllister also addressed the effects of the current environment on the Company's increasingly important recycling business. "The recent market turmoil will likely reduce the profitability of the Company's recycling business, as well. Not only will the lower prices reduce profit margins, but the volume of recycling material available to the Company as PGM prices fall appears to be declining, too. Amounts advanced to suppliers in the course of this business may be collected more slowly as volumes diminish, and in the worst case could become uncollectible. Moreover, to minimize price risk the Company hedges its recycling exposures with well established counterparties at the time recycling material is acquired from third parties. Credit available to the Company for these hedging requirements may be constrained if the current tight credit markets continue. Thus, in the current economic environment the Company anticipates that the year-to-date success enjoyed in the recycling business will be reduced, diminishing its ability to compensate for the impact of lower prices on mine operations."

Cash Flow and Liquidity

At September 30, 2008, the Company's available cash and cash equivalents (excluding $26.1 million of restricted cash) totaled $106.2 million, up $5.4 million from the beginning of the quarter and $44.8 million from December 31, 2007. If we include the Company's available-for-sale investments the Company's total available cash and investments at September 30, 2008 was $129.0 million, up $26.2 million from $102.8 million at the end of the second quarter. The increase in cash and investments during the third quarter reflects decreased investment in working capital during the quarter as PGM prices declined. Working capital associated with the recycling business, constituting marketable inventories and related advances, decreased to $138.2 million at the end of the third quarter of 2008 from $172.8 million at the end of the second quarter. Including these highly liquid inventories, the Company's underlying liquidity was $267.2 million at September 30, 2008, as compared to $275.6 million at the end of the second quarter 2008 and $172.7 million at the end of the 2007.

Net cash provided by operating activities (which includes changes in working capital) totaled $47.9 million in this year's third quarter, reflecting the $34.6 million reduction in recycling working capital during the quarter. By comparison, $31.0 million of cash was provided by operations in the third quarter of 2007. Capital expenditures were $21.7 million in the third quarter of 2008 and $63.3 million year to date. Capital spending in the third quarter of 2007 totaled $22.4 million and $62.8 million through the first nine months of 2007.

Outstanding debt at September 30, 2008, was $211.1 million. The Company's total debt includes $181.5 million outstanding in the form of debentures due in 2028, $29.4 million of Exempt Facility Revenue Bonds due in 2020 and $0.2 million of Special Industrial Education Impact Revenue Bonds due in 2009.

Third Quarter Results - Details

For the third quarter of 2008, the Company's mine production was 120,000 PGM ounces including 83,800 ounces from the Stillwater Mine and 36,200 ounces from East Boulder Mine. For the comparable quarter of 2007, the mines produced 128,600 ounces including 85,400 ounces at the Stillwater Mine and 43,200 ounces at East Boulder Mine. The Stillwater Mine shortfall was mostly attributable to lower ore grades in the specific mining stopes producing during the 2008 third quarter. The East Boulder Mine decrease was primarily caused by a shortage of miners at East Boulder Mine as employee attrition increased during 2008.

Sales out of mine production totaled 111,400 ounces in the third quarter of 2008 at an overall average realization of $652 per ounce, down from 127,500 ounces at $499 per ounce in the third quarter of 2007. Mine revenues increased to $72.6 million in the 2008 third quarter from $63.6 million in the same quarter of 2007. The increase in mine revenues reflects higher average realized prices in 2008, which more than offset the effect of lower sales volumes. The Company's average realization on palladium sales from mine production was $409 per ounce in the 2008 third quarter, compared to $383 per ounce for the same period in 2007. The Company's average net realization on platinum (after any losses on forward sales and the effect of contractual ceiling prices) was $1,569 per ounce in the third quarter of 2008 and $950 per ounce in the 2007 third quarter. Putting this in perspective, the London Metals Exchange afternoon posted prices per ounce for palladium and platinum were $199 and $1,004, respectively, on September 30, 2008, and $344 and $1,377, respectively, on September 30, 2007.

During the third quarter of 2008, the Company processed 126,100 ounces of PGMs from recycled catalytic materials. By comparison, in the third quarter of 2007 the Company processed 98,600 ounces of recycled material. The Company processes material purchased from third parties and toll material that is processed on behalf of others for a fee. The Company delivered for sale a total of 84,300 ounces of platinum, palladium and rhodium from recycled inventories during the third quarter 2008 at an overall average price of $2,008 per ounce; for the third quarter of 2007, the Company sold 70,300 recycled ounces at an average realization of $1,332 per ounce.

Revenues for the third quarter of 2008 were $248.7 million, up 52.5% from $163.1 million received in the third quarter of 2007. Proceeds from sales of mined PGMs totaled $72.6 million in the 2008 third quarter, up from $63.6 million in the same quarter of 2007, reflecting the benefit of somewhat higher average sales realizations in 2008 and the expiration of the last of the platinum hedges at June 30, 2008. Recycling revenues increased to $169.8 million from $94.1 million in last year's third quarter. Resales of purchased metal generated $6.3 million and $5.4 million in revenue during the 2008 and 2007 third quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $218.7 million in the 2008 third quarter from $147.3 million in the third quarter of 2007. Mining costs included in costs of metals sold increased to $60.1 million in the 2008 third quarter from $54.1 million in the 2007 third quarter. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $152.4 million in the third quarter of 2008, up sharply from $87.9 million in the third quarter of 2007. Most of the increased cost is attributable to the higher value of the contained metals in the material purchased for recycling. Third quarter costs also included $3.4 million in 2008 and $3.7 million in 2007 of lower-of-cost-or-market adjustments to inventories, and the purchase for resale of 15,400 ounces of palladium at a cost of $6.3 million in 2008, and 15,400 palladium ounces at a cost of $5.3 million in 2007.

Depreciation and amortization expense decreased slightly to $19.0 million in the 2008 third quarter from $20.1 million in the same period of 2007. The decrease is mostly attributable to lower mine production in 2008.

General and administrative ("G&A") costs, including marketing and exploration expenses, increased to $12.9 million in the third quarter of 2008 from $6.8 million in the same period of 2007. Included in the 2008 third quarter was a $3.0 million write-down of the Company's long-term equity holdings in two exploration companies. The timing of exploration and marketing expenditures accounted for most of the remaining increase.

The reported net loss of $0.3 million for the third quarter of 2008 included, by business segment, a net loss of $6.4 million from mining operations and net income of $19.5 million from recycling activities, less corporate costs including $12.9 million of G&A expense, $1.0 million of unallocated net interest expense, and a recoupment of accrued income tax of about $0.4 million.

For the third quarter of 2007, the reported net loss of $11.1 million included a loss from mining operations of $10.5 million, and income from recycling activities of $7.9 million. These earnings items were offset by $6.8 million of G&A expense and $1.7 million pertaining to unallocated interest expense.

First Nine Months' Results - Details

In the first nine months of 2008, the Company's mining operations produced 375,200 PGM ounces including 257,200 ounces from the Stillwater Mine and 118,000 ounces from East Boulder Mine.

For the comparable period in 2007, total mine production of 405,800 ounces included Stillwater Mine production of 267,900 ounces and East Boulder Mine production of 137,900 ounces. The slightly lower production at the Stillwater Mine mostly reflected lower realized ore grades associated with the specific areas being mined in 2008. The decrease in East Boulder Mine production was a result of increased attrition and a resulting shortage of skilled miners.

Sales of palladium and platinum from mine production totaled 381,600 ounces in the first nine months of 2008 at an overall average realization of $675 per ounce, down from 418,700 ounces at $504 per ounce in the same period of 2007. The Company's average realization on palladium sales from mine production was $424 per ounce in the 2008 first nine months, compared to $382 per ounce for the same period in 2007. The comparable average realization on platinum, net of losses on forward sales and contractual ceiling prices on 14% of mine production, was $1,553 per ounce for the first nine months of 2008 and $937 per ounce in the 2007 first nine months.

During the first nine months of 2008, the Company processed 319,100 ounces of PGMs from recycled catalytic materials, including both purchased catalyst and toll material processed on behalf of others for a fee. By comparison, in the first nine months of 2007 the Company processed 278,600 ounces of recycled material. Of the purchased catalyst processed, the Company sold a total of 204,700 ounces of platinum, palladium and rhodium during the third quarter 2008 at an overall average price of $1,773 per ounce; for the third quarter of 2007, the Company sold about 192,000 recycled ounces at an average realization of $1,284 per ounce.

Revenues for the first nine months of 2008 totaled $640.6 million, up 36.2% from $470.5 million in the first nine months of 2007. Proceeds from sales of mined PGMs totaled $257.6 million in the 2008 first nine months, up from $210.9 million in the same period of 2007. Recycling revenues grew to $364.4 million from $248.0 million in last year's first nine months. The increase in mine production revenues reflects higher average realized prices in 2008, which more than offset the effect of lower sales volumes. Resales of purchased metal generated $18.6 million and $11.6 million in revenue during the 2008 and 2007 periods, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $529.1 million in the 2008 first nine months from $400.6 million in the first nine months of 2007. Mining costs included in costs of metals sold increased to $174.6 million in the 2008 first nine months from $157.1 million in the 2007 period. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $336.0 million in the first nine months of 2008, up from $231.9 million in the first nine months of 2007. Most of the increase is attributable to the higher cost per ton to acquire recycling material as the value of the contained metals has increased. For the first nine months of the year, lower of cost or market adjustments totaled $3.4 million in 2008 and $5.2 million in 2007. The 2008 first nine months costs also included $18.5 million to buy 42,800 ounces of palladium for resale; first nine months 2007 costs included about $11.5 million for the purchase of 33,400 ounces of palladium for resale.

Depreciation and amortization expense was nearly flat at $61.5 million in the 2008 first nine months compared to $62.2 million in the same period of 2007. The slight decrease is attributable to lower sales volumes in 2008, partially offset by higher 2008 amortization rates.

General and administrative costs (G&A), including marketing and exploration expenses, totaled $30.9 million for the first nine months of 2008 and $23.1 million in the 2007 first nine months. Included in the first nine months of 2008 was a $3.0 million third-quarter write-down of the Company's long-term equity holdings in two exploration companies. The remaining increase resulted from higher professional fees and compensation costs, including amortization of deferred stock awards granted during the first six months of 2008, as well as higher exploration and marketing outlays. The Company has continued its marketing program in 2008, spending $4.9 million for market development purposes in the first nine months of 2008 compared to $4.0 million for the comparable period in 2007.

The Company's reported net income of $20.1 million for the first nine months of 2008 included, by business segment, $21.5 million of income from mining operations and $34.1 million of income from recycling activities, less corporate costs including $30.9 million of G&A expense and $4.9 million of unallocated net interest expense.

For the first nine months of 2007, the reported net loss of $14.6 million included a loss from mining operations of $8.1 million, income from recycling activities of $21.0 million. Also contributing to the net loss were $23.1 million of G&A expense, $4.6 million of unallocated interest expense, and $0.2 million of income on resales of purchased palladium.

Stillwater Mining Company has deferred its 2008 third quarter results conference call until its review of current operations is completed and approved by the Board of Directors. Management will provide information regarding the time and access procedures for this call in a separate press release.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans and realignment of operations, costs, grade, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2007 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Financial Statements and Key Factors Tables follow.

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                 Three months ended     Nine months ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
Revenues
  Mine production               $  72,567  $  63,613  $ 257,598  $ 210,877
  PGM recycling                   169,801     94,075    364,432    247,977
  Other                             6,342      5,399     18,557     11,646
                                ---------  ---------  ---------  ---------
    Total revenues                248,710    163,087    640,587    470,500
Costs and expenses
  Costs of metals sold
    Mine production                60,071     54,088    174,625    157,117
    PGM recycling                 152,383     87,886    335,957    231,932
    Other                           6,284      5,299     18,469     11,504
                                ---------  ---------  ---------  ---------
      Total costs of metals
       sold                       218,738    147,273    529,051    400,553
  Depreciation and amortization
    Mine production                18,952     20,114     61,346     62,134
    PGM recycling                      48         32        144         84
                                ---------  ---------  ---------  ---------
        Total depreciation and
         amortization              19,000     20,146     61,490     62,218
                                ---------  ---------  ---------  ---------
          Total costs of
           revenues               237,738    167,419    590,541    462,771
  Exploration                       1,890        500      2,390        562
  Marketing                         1,209        783      4,944      3,996
  General and administrative        6,735      5,565     20,561     18,528
  Loss on long-term investments     3,029          -      3,029          -
  (Gain)/loss on disposal of
   property, plant and
   equipment                          (22)        26        130       (184)
                                ---------  ---------  ---------  ---------
          Total costs and
           expenses               250,579    174,293    621,595    485,673
Operating income (loss)            (1,869)   (11,206)    18,992    (15,173)
Other income (expense)
  Other                                 -        127        145        109
  Interest income                   2,895      2,957      8,906      8,943
  Interest expense                 (1,735)    (2,931)    (7,993)    (8,507)
                                ---------  ---------  ---------  ---------
Income (loss) before income tax
 benefit (provision)                 (709)   (11,053)    20,050    (14,628)
Income tax benefit (provision)        374          -          -          -
                                ---------  ---------  ---------  ---------
Net income (loss)               $    (335) $ (11,053) $  20,050  $ (14,628)
                                ---------  ---------  ---------  ---------
Other comprehensive (loss)
 income, net of tax                   (72)     3,550      5,920      3,821
                                ---------  ---------  ---------  ---------
Comprehensive income (loss)     $    (407) $  (7,503) $  25,970  $ (10,807)
                                =========  =========  =========  =========
Weighted average common shares
 outstanding
  Basic                            93,134     92,203     92,872     91,908
  Diluted                          93,134     92,203     93,183     91,908
Basic income (loss) per share
                                ---------  ---------  ---------  ---------
    Net income (loss)           $   (0.00) $   (0.12) $    0.22  $   (0.16)
                                =========  =========  =========  =========
Diluted income (loss) per share
                                ---------  ---------  ---------  ---------
    Net income (loss)           $   (0.00) $   (0.12) $    0.22  $   (0.16)
                                =========  =========  =========  =========

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                              September 30,   December 31,
                                                  2008            2007
                                              -------------  -------------
ASSETS
  Current assets
    Cash and cash equivalents                 $     106,224  $      61,436
    Restricted cash                                  26,055          5,885
    Investments, at fair market value                22,810         27,603
    Inventories                                     163,795        118,663
    Advances on inventory purchases                  40,823         28,396
    Trade receivables                                 6,543         12,144
    Deferred income taxes                             2,862          4,597
    Other current assets                              9,917          6,092
                                              -------------  -------------
      Total current assets                    $     379,029  $     264,816
                                              -------------  -------------
  Property, plant and equipment (net of
   $359,225 and $301,212 accumulated
   depreciation and amortization)                   467,109        465,054
  Other noncurrent assets                            12,908         12,537
                                              -------------  -------------
      Total assets                            $     859,046  $     742,407
                                              =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable                          $      16,871  $      17,937
    Accrued payroll and benefits                     24,642         20,944
    Property, production and franchise taxes
     payable                                          9,341         10,528
    Current portion of long-term debt                   195          1,209
    Fair value of derivative instruments                  -          6,424
    Unearned income                                     471            788
    Other current liabilities                        13,192         11,144
                                              -------------  -------------
      Total current liabilities                      64,712         68,974
  Long-term debt                                    210,940        126,841
  Deferred income taxes                               2,862          4,597
  Accrued workers compensation                        8,357          9,982
  Asset retirement obligation                        11,163         10,506
  Other noncurrent liabilities                        6,536          4,103
                                              -------------  -------------
      Total liabilities                       $     304,570  $     225,003
                                              -------------  -------------
  Stockholders' equity
    Preferred stock, $0.01 par value,
     1,000,000 shares
     authorized; none issued                              -              -
    Common stock, $0.01 par value,
     200,000,000 shares authorized;
     93,205,034 and 92,405,111 shares issued
     and outstanding                                    932            924
    Paid-in capital                                 637,719        626,625
    Accumulated deficit                             (84,070)      (104,120)
    Accumulated other comprehensive loss               (105)        (6,025)
                                              -------------  -------------
      Total stockholders' equity                    554,476        517,404
                                              -------------  -------------
      Total liabilities and stockholders'
       equity                                 $     859,046  $     742,407
                                              =============  =============

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                                 Three months ended     Nine months ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
Cash flows from operating
 activities
Net income (loss)               $    (335) $ (11,053) $  20,050  $ (14,628)
Adjustments to reconcile net
 income (loss) to net cash
 (used in) provided by
 operating activities:
  Depreciation and amortization    19,000     20,146     61,490     62,218
  Lower of cost or market
   inventory adjustment             3,370      3,734      3,370      5,164
  Loss on long-term investments     3,029          -      3,029          -
  (Gain)/loss on disposal of
   property, plant and
   equipment                          (22)        26        130       (184)
  Asset retirement obligation         224        185        657        545
  Stock issued under employee
   benefit plans                    1,399        974      4,340      3,903
  Amortization of debt issuance
   costs                              264        208      2,950        618
  Share based compensation          1,388      1,231      3,771      3,745
Changes in operating assets and
 liabilities:
  Inventories                      16,810     12,378    (49,408)    (8,279)
  Advances on inventory
   purchases                       12,975      2,245    (12,427)    (4,056)
  Trade receivables                 7,517        832      4,264      4,586
  Employee compensation and
   benefits                           610      1,138      3,699      1,465
  Accounts payable                 (7,088)     1,733     (1,066)    (7,900)
  Property, production and
   franchise taxes payable           (330)       342      1,246        888
  Workers compensation               (809)      (241)    (1,625)       313
  Unearned income                    (376)      (233)      (317)        (8)
  Estimated final payments for
   inventory purchases             (4,092)    (1,706)     4,356        452
  Forward hedges                   (1,968)       211     (2,812)       480
  Restricted cash                       -          -          -       (600)
  Other                            (3,664)    (1,169)    (2,165)    (2,465)
                                ---------  ---------  ---------  ---------
Net cash provided by operating
 activities                        47,902     30,981     43,532     46,257
                                ---------  ---------  ---------  ---------
Cash flows from investing
 activities
  Capital expenditures            (21,681)   (22,435)   (63,284)   (62,844)
  Purchases of long-term
   investments                       (601)    (1,019)      (948)    (1,687)
  Proceeds from disposal of
   property, plant and
   equipment                          100         47        315        375
  Purchases of investments        (22,743)    (7,914)   (34,135)   (56,054)
  Proceeds from maturities of
   investments                      1,987     10,756     38,508     54,934
                                ---------  ---------  ---------  ---------
Net cash used in investing
 activities                       (42,938)   (20,565)   (59,544)   (65,276)
                                ---------  ---------  ---------  ---------
Cash flows from financing
 activities
  Payments on long-term debt
   and capital lease
   obligations                          -       (266)   (98,422)    (2,230)
  Payments for debt issuance
   costs                              (26)         -     (5,098)         -
  Proceeds from issuance of
   convertible debentures               -          -    181,500          -
  Restricted cash                     525          -    (20,170)         -
  Issuance of common stock              -          8      2,990        247
                                ---------  ---------  ---------  ---------
Net cash provided by (used in)
 financing activities                 499       (258)    60,800     (1,983)
                                ---------  ---------  ---------  ---------
Cash and cash equivalents
  Net increase (decrease)           5,463     10,158     44,788    (21,002)
  Balance at beginning of
   period                         100,761     57,200     61,436     88,360
                                ---------  ---------  ---------  ---------
Balance at end of period        $ 106,224  $  67,358  $ 106,224  $  67,358
                                =========  =========  =========  =========

Stillwater Mining Company
Key Factors
(Unaudited)

                                    Three months ended   Nine months ended
                                       September 30,       September 30,
                                    ------------------- -------------------
                                      2008      2007      2008      2007
                                    --------- --------- --------- ---------
OPERATING AND COST DATA FOR MINE
 PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                                  93        99       289       312
Platinum                                   27        29        86        94
                                    --------- --------- --------- ---------
Total                                     120       128       375       406
                                    ========= ========= ========= =========
Tons milled (000)                         265       277       788       891
Mill head grade (ounce per ton)          0.49      0.51      0.50      0.50
Sub-grade tons milled (000) (1)            36        16       121        53
Sub-grade tons mill head grade
 (ounce per ton)                         0.17      0.12      0.17      0.12
Total tons milled (000) (1)               301       293       909       944
Combined mill head grade (ounce per
 ton)                                    0.45      0.49      0.46      0.48
Total mill recovery (%)                    89        91        90        91
Total operating costs per ounce
 (Non-GAAP) (2)                     $     296 $     272 $     304 $     258
Total cash costs per ounce
 (Non-GAAP) (2)                     $     349 $     346 $     377 $     324
Total production costs per ounce
 (Non-GAAP) (2)                     $     519 $     506 $     539 $     478
Total operating costs per ton
 milled (Non-GAAP) (2)              $     118 $     120 $     125 $     111
Total cash costs per ton milled
 (Non-GAAP) (2)                     $     139 $     152 $     156 $     139
Total production costs per ton
 milled (Non-GAAP) (2)              $     207 $     222 $     223 $     206

Stillwater Mine:
Ounces produced (000)
Palladium                                  65        65       197       205
Platinum                                   19        20        60        63
                                    --------- --------- --------- ---------
Total                                      84        85       257       268
                                    ========= ========= ========= =========
Tons milled (000)                         172       145       498       481
Mill head grade (ounce per ton)          0.53      0.64      0.55      0.60
Sub-grade tons milled (000) (1)            22        16        67        53
Sub-grade tons mill head grade
 (ounce per ton)                         0.15      0.12      0.15      0.12
Total tons milled (000) (1)               194       161       565       534
Combined mill head grade (ounce per
 ton)                                    0.49      0.58      0.51      0.55
Total mill recovery (%)                    89        92        90        92
Total operating costs per ounce
 (Non-GAAP) (2)                     $     280 $     229 $     281 $     228
Total cash costs per ounce
 (Non-GAAP) (2)                     $     331 $     299 $     351 $     293
Total production costs per ounce
 (Non-GAAP) (2)                     $     475 $     431 $     488 $     424
Total operating costs per ton
 milled (Non-GAAP) (2)              $     121 $     121 $     128 $     114
Total cash costs per ton milled
 (Non-GAAP) (2)                     $     143 $     159 $     160 $     147
Total production costs per ton
 milled (Non-GAAP) (2)              $     205 $     229 $     222 $     213

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                      Three months ended  Nine months ended
                                          September 30,     September 30,
                                       ------------------ -----------------
                                          2008     2007     2008     2007
                                       --------- -------- -------- --------
OPERATING AND COST DATA FOR MINE
 PRODUCTION
(Continued)
East Boulder Mine:
Ounces produced (000)
Palladium                                     28       34       92      107
Platinum                                       8        9       26       31
                                       --------- -------- -------- --------
Total                                         36       43      118      138
                                       ========= ======== ======== ========
Tons milled (000)                             93      132      290      410
Mill head grade (ounce per ton)             0.41     0.37     0.42     0.38
Sub-grade tons milled (000) (1)               14        -       54        -
Sub-grade tons mill head grade (ounce
 per ton)                                   0.20        -     0.18        -
Total tons milled (000) (1)                  107      132      344      410
Combined mill head grade (ounce per
 ton)                                       0.38     0.37     0.39     0.38
Total mill recovery (%)                       89       90       90       90
Total operating costs per ounce
 (Non-GAAP) (2)                         $    332 $    359 $    352 $    317
Total cash costs per ounce (Non-GAAP)
 (2)                                    $    392 $    438 $    432 $    384
Total production costs per ounce
 (Non-GAAP) (2)                         $    622 $    653 $    653 $    584
Total operating costs per ton milled
 (Non-GAAP) (2)                         $    112 $    118 $    121 $    107
Total cash costs per ton milled
 (Non-GAAP) (2)                         $    132 $    144 $    148 $    129
Total production costs per ton milled
 (Non-GAAP) (2)                         $    210 $    214 $    224 $    196

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                             Three months     Nine months
                                                ended           ended
(in thousands, where noted)                 September 30,   September 30,
                                            --------------- ---------------
SALES AND PRICE DATA                         2008    2007    2008    2007
                                            ------- ------- ------- -------

Ounces sold (000)
Mine production:
 Palladium (oz.)                                 88     102     297     327
 Platinum (oz.)                                  23      26      85      92
                                            ------- ------- ------- -------
  Total                                         111     128     382     419
Other PGM activities: (5)
 Palladium (oz.)                                 50      44     129     113
 Platinum (oz.)                                  42      35     100      94
 Rhodium (oz.)                                    8       6      18      18
                                            ------- ------- ------- -------
  Total                                         100      85     247     225
                                            ------- ------- ------- -------
By-products from mining: (6)
 Rhodium (oz.)                                    -       1       2       3
 Gold (oz.)                                       2       2       7       8
 Silver (oz.)                                     2       2       7       6
 Copper (lb.)                                   213     216     727     684
 Nickel (lb.)                                   187     303     709     870
Average realized price per ounce (3)
Mine production:
 Palladium ($/oz.)                          $   409 $   383 $   424 $   382
 Platinum ($/oz.)                           $ 1,569 $   950 $ 1,553 $   937
   Combined ($/oz.) (4)                     $   652 $   499 $   675 $   504
Other PGM activities: (5)
 Palladium ($/oz.)                          $   423 $   361 $   425 $   351
 Platinum ($/oz.)                           $ 2,018 $ 1,292 $ 1,776 $ 1,228
 Rhodium ($/oz.)                            $ 9,097 $ 5,913 $ 8,168 $ 5,641
By-products from mining: (6)
 Rhodium ($/oz.)                            $ 4,596 $ 6,142 $ 8,263 $ 6,069
 Gold ($/oz.)                               $   852 $   699 $   899 $   671
 Silver ($/oz.)                             $    13 $    13 $    16 $    13
 Copper ($/lb.)                             $  3.25 $  4.21 $  3.34 $  3.31
 Nickel ($/lb.)                             $  8.84 $ 14.25 $ 11.23 $ 17.98
Average market price per ounce (4)
 Palladium ($/oz.)                          $   332 $   348 $   405 $   355
 Platinum ($/oz.)                           $ 1,546 $ 1,291 $ 1,810 $ 1,256
   Combined ($/oz.) (4)                     $   586 $   541 $   717 $   551

(1)   Sub-grade tons milled includes reef waste material only.  Total tons milled includes ore tons and sub-grade tons only.

(2)   Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depreciation and amortization.  Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs.  Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  These measures of cost are not defined under U.S.
      Generally Accepted Accounting Principles (GAAP).  Please see
      "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the
      accompanying discussion for additional detail.

(3)   The Company’s average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold.  The average market price represents the average London PM Fix for the actual months of the period.

(4)   The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5)   Ounces sold and average realized price per ounce from other PGM activities relate to ounces produced from processing of catalyst materials, ounces purchased in the open market for resale.

(6)   By-product metals sold reflect contained metal.  Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                 Three months ended     Nine months ended
                                    September 30,         September 30,
(in thousands)                    2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                     $  35,487  $  35,010  $ 113,869  $ 104,817
   Royalties, taxes and other       6,385      9,419     27,444     26,725
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  41,872  $  44,429  $ 141,313  $ 131,542
   Asset retirement costs             224        185        657        545
   Depreciation and
    amortization                   18,952     20,115     61,346     62,134
   Depreciation and
    Amortization (in inventory)     1,212        277       (906)       (93)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  62,260  $  65,006  $ 202,410    194,128
   Change in product
    inventories                     3,528      6,638     17,926     15,607
   Costs of recycling
    activities                    152,383     87,886    335,957    231,932
   Recycling activities -
    depreciation                       48         32        144         84
   Add: Profit from recycling
    activities                     19,519      7,857     34,104     21,020
                                ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues                       $ 237,738  $ 167,419  $ 590,541  $ 462,771
                                =========  =========  =========  =========

Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  23,488  $  19,520  $  72,309  $  61,140
   Royalties, taxes and other       4,211      6,007     18,040     17,457
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  27,699  $  25,527  $  90,349  $  78,597
   Asset retirement costs             163        129        479        380
   Depreciation and
    amortization                   10,942     10,778     34,742     35,341
   Depreciation and
    amortization (in inventory)       958        357       (177)      (719)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  39,762  $  36,791  $ 125,393  $ 113,599
   Change in product
    inventories                    (3,964)      (667)       237      2,714
   Add: Profit from recycling
    activities                     13,541      5,149     23,394     13,722
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  49,339  $  41,273  $ 149,024  $ 130,035
                                =========  =========  =========  =========

East Boulder Mine:
Reconciliation to costs of
  revenues:
Total operating costs
 (Non-GAAP)                     $  12,000  $  15,490  $  41,560  $  43,677
   Royalties, taxes and other       2,174      3,412      9,404      9,268
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  14,174  $  18,902  $  50,964  $  52,945
   Asset retirement costs              61         56        178        165
   Depreciation and
    amortization                    8,010      9,337     26,605     26,793
   Depreciation and
    amortization (in inventory)       254        (80)      (730)       626
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  22,499  $  28,215  $  77,017  $  80,529
   Change in product
    inventories                     1,207      2,006       (780)     1,389
   Add: Profit from
    recycling activities            5,978      2,708     10,710      7,298
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  29,684  $  32,929  $  86,947  $  89,216
                                =========  =========  =========  =========

Other PGM activities: (1)
Reconciliation to costs of
 revenues:
   Change in product
    inventories                 $   6,284  $   5,299  $  18,469  $  11,504
   Recycling activities -
    depreciation                       48         32        144         84
   Costs of recycling
    activities  152,383            87,886    335,957    231,932
                                ---------  ---------  ---------  ---------
Total costs of revenues         $ 158,715  $  93,217  $ 354,570  $ 243,520
                                =========  =========  =========  =========

(1) Other PGM activities include recycling and other.

CONTACT:
Dawn McCurtain
(406) 373-8787